EXHIBIT 107

Calculation of Filing Fee Table

FORM S-8
(Form Type)

Aflac Incorporated
(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Debt	Deferred Compensation Obligations	Rule 457(h)	$50,000,000.00	100%	$50,000,000.00	0.0001381	$6,905.00

	Total Offering Amounts					$50,000,000.00		$6,905.00
	Total Fee Offsets							—
	Net Fee Due							$6,905.00

Offering Note

1

(a)    The deferred compensation obligations include general unsecured obligations of the Company to pay up to $50,000,000 of deferred compensation from time to time in the future in accordance with the terms of the Aflac Incorporated Executive Deferred Compensation Plan (the “Plan”).

(b)    Solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, the amount of deferred compensation obligations registered is based on an estimate of the amount of compensation participants may defer under the Plan.